Exhibit 99.1

Central Virginia Bankshares, Inc. Declares 4th Quarter 2009 Dividend

POWHATAN, Va., November 20, 2009 /PRNewswire/ -- The board of directors of Central Virginia Bankshares, Inc., (NASDAQ: CVBK ), at its November meeting, declared a lower regular quarterly cash dividend of $0.01 per common share, payable on December 15, 2009 to shareholders of record November 30, 2009. Considering the current economic environment, the Company’s current losses, and the need to preserve capital, the board of directors concluded it was not prudent to continue with the cash dividend at its prior quarterly rate of $0.0525 per share.

The company has paid regular quarterly dividends to shareholders continuously since 1977. The current indicated annualized rate is $0.04 cents per share.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $479 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

SOURCE: Central Virginia Bankshares, Inc.

CONTACT: Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002